UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
CPEX Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 2, 2011
     Dear Fellow Stockholders:
          On March 24, 2011, CPEX Pharmaceuticals is holding a special meeting of stockholders to vote on a proposal to approve the merger agreement the Company announced on January 4, 2011 under which CPEX stockholders will receive $27.25 per share in cash. The CPEX Board of Directors unanimously recommends all stockholders vote FOR this all-cash premium, fully financed transaction as it will deliver immediate and certain maximum value to stockholders. The transaction price represents a 142% premium over the price of CPEX shares on January 7, 2010, the day prior to the date a third party publicly stated its intention to make an unsolicited offer for the Company, and a premium of approximately 12% over the 60-trading day average closing trading price of CPEX’s shares on the date prior to the announcement of the merger. Mangrove Partners, a New York based “investment” fund, announced on February 28, 2011 its intention to vote against CPEX’s merger agreement with FCB I Holdings. In support of its position, Mangrove filed materials with the Securities and Exchange Commission that we believe are fundamentally flawed, misleading and demonstrate a lack of understanding of CPEX and the Company’s assets.
MANGROVE’S ASSUMPTIONS ARE FUNDAMENTALLY FLAWED AND ITS
ALTERNATIVES WOULD EXPOSE STOCKHOLDERS TO SIGNIFICANT RISK.
Mangrove fails to recognize numerous important factors in its flawed analysis of the FCB merger agreement and related proposals that CPEX either become a royalty trust or focus only on paying dividends. For example:
Mangrove ignores any potential long-term risks to the Testim® royalty. Substantially all of CPEX’s revenues are generated from royalties from its licensee Auxilium Pharmaceuticals’ sales of Testim®. Mangrove’s analysis conveniently ignores the fact that Testim® faces litigation, regulatory, and market risks which could significantly impact Testim® royalties.
■	As detailed in their public filings, CPEX and Auxilium are currently engaged in a pending patent infringement lawsuit against Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) regarding a generic version of Testim® that Upsher-Smith is developing. An adverse outcome in the litigation could result in one or more generic versions of Testim® being launched in the U.S. before the expiration of the Testim® patent in January 2025.

■	Competing products, such as AndroGel® and Axiron®, and other potential competitor products currently in development, such as Fortesta™, Aveed™ and Bio-T-Gel™, could negatively impact Testim®’s future market share.

■	AndroGel® is expected to face generic competition in late 2015. With nearly 80% market share in the testosterone gel segment, the introduction of generic versions of AndroGel® could have an adverse impact on Testim sales.

■	Auxilium recently announced that its 2011 revenue growth projections for Testim® are only expected to be approximately 4%-9%, versus the approximately 17% growth assumed by CPEX in its projections that were included in CPEX’s proxy statement.

Mangrove’s hypothetical alternatives contain deeply flawed estimates regarding the potential future cash flows of the Company. There are certain important factors that Mangrove fails to recognize, which include but are not limited to the facts that:
■	Mangrove doesn’t account for the significant fixed and potential future costs of maintaining the Testim® royalty stream and protecting the Company’s patented intellectual property. Under the licensee agreement with Auxilium, CPEX is responsible for the cost of maintaining its patents and is responsible for 50% of any litigation required to protect the Testim® patents from infringement.

■	Mangrove’s inflated dividend yield projections incorrectly assume that CPEX will receive constant Testim® royalties in perpetuity while in fact the royalty is at risk, and the royalty rate significantly declines upon the expiration of the patent in January 2025.

■	Mangrove does not take into consideration the current and potential future taxes payable by stockholders on dividends and capital gains in its hypothetical scenarios. In contrast, in its analysis of strategic alternatives, the CPEX Board consulted three nationally renowned law firms regarding the potential tax ramifications of various structures, and the Board expects the FCB transaction to be the most tax efficient alternative.

■	Mangrove’s analysis of the stockholder premium related to cash and debt financing is illusory and conveniently ignores numerous factors that reduce the amount of “available” resources that can be provided to the stockholders, including:
o	the terms offered to CPEX by the same lenders were less favorable and more costly to stockholders,

o	the minimum cash balances required to remain on the balance sheet in accordance with the financing terms (i.e., “interest reserves”),

o	the fees and expenses associated with the financing package,

o	the cash required to fund minimum operating expenses and continue legal expenses to defend the Company’s intellectual property rights, and

o	the cash required to satisfy loan amortization amounts over the next 3-4 years in accordance with the loan documents.
MANGROVE PARTNERS IS MISLEADING STOCKHOLDERS — ITS INTERESTS
ARE NOT ALIGNED WITH ALL CPEX STOCKHOLDERS.
          Mangrove Partners has made numerous misleading and inaccurate public statements about CPEX and the Company’s merger agreement with FCB I Holdings in an attempt to undermine the best interests of other stockholders. Mangrove is hiding several important facts that reveal its true, selfish motivations.
■	In December 2010 Mangrove privately tried to buy CPEX at a discount to the Company’s trading price. On December 15, 2010, Mangrove expressed an interest in acquiring the Company at a discount to the Company’s then-current market price of $24.05 per share. Why did Mangrove hide this important fact from stockholders?

■	Mangrove acquired over 41% of its CPEX shares AFTER the FCB transaction was announced at a price of $26.85 per share and has a blended basis of approximately $24.58 per share for its full position. Thus, one must question Mangrove’s true intentions in building a position following the announcement of the FCB transaction and then frivolously challenging it. Mangrove’s interests are much different than most of the Company’s stockholders. It wants to prevent stockholders from realizing a substantial premium from the FCB transaction. How can Mangrove say it is aligned with other stockholders?

■	Contrary to Mangrove’s assertions, CPEX has had discussions with Mangrove and offered to arrange a meeting with CPEX management. Just last month, CPEX’s advisors had two lengthy conference calls with Nathaniel August, Director of Mangrove Partners, about the issues he raised and offered to arrange for Mr. August to meet with CPEX management. The only requirement was that Mr. August agree not to use the content of the discussion in a hostile proxy campaign. Mr. August never contacted the Company’s representatives about this standard request and instead launched this proxy fight against the Company. Why is Mangrove misleading stockholders about its discussions with the Company?
          Mangrove’s only path to a profitable investment for its own investors is to try to destroy this value-creating merger transaction, particularly given Mangrove’s acquisition of over 41% of its shares after the announcement of the transaction. We do not believe this outcome is in the best interests of all stockholders because the currently proposed transaction is the result of a thorough process and provides stockholders with a significant premium for their shares. Notably, in the twelve months prior to receiving an offer from a third party on January 8, 2010, which preceded the commencement of the strategic review process, the highest trading price for the Company’s common stock was $12.75. We believe Mangrove’s strategy is to block the transaction and attempt to gain control of the Board of Directors of the Company to benefit its own interests and very possibly attempt to acquire the Company for a substantially lower price as they did before. The bottom line is if Mangrove truly believes that the FCB transaction significantly undervalues CPEX, it would have already made a superior offer to acquire the Company.
THE BOARD CONDUCTED A COMPREHENSIVE AND RIGOROUS PROCESS
TO REVIEW ALL STRATEGIC ALTERNATIVES.
          As detailed in the Company’s proxy statement, this transaction is the result of an exhaustive eight-month review process during which the CPEX Board — which consists of four independent directors out of a total of five — considered all strategic options to maximize value for stockholders. As part of this process, CPEX and its advisors contacted 54 parties, including potential strategic and financial buyers, to solicit potential interest in a transaction with CPEX. The Board also evaluated all standalone strategies including structuring the Company as a royalty trust and streamlining the Company to focus entirely on returning the royalty revenue as a dividend to stockholders. The Board’s process was thorough and deliberative by all standards. The Board concluded that the proposed sale of the Company for $27.25 in cash represents the most compelling opportunity for stockholders to immediately and with certainty realize maximum after-tax value for their shares. We encourage stockholders to review the extensive details of the process in the Company’s proxy statement.
VOTE TODAY FOR THE $27.25 PER SHARE ALL CASH PREMIUM
TRANSACTION — DON’T ALLOW MANGROVE TO CLOUD YOUR JUDGMENT. YOUR
VOTE IS IMPORTANT.
          Adoption and approval of the transaction requires the affirmative vote of a majority of the outstanding shares of CPEX common stock entitled to vote at the special meeting. Therefore, failure to vote will have the same effect as a vote against the adoption of the Merger Agreement. Whether or not you are able to attend the special meeting in person, please follow the instructions on the enclosed proxy card to submit your proxy via the Internet or by telephone, or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.
     If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at cpex@mackenziepartners.com.
     Thank you for your continued support of CPEX Pharmaceuticals, Inc.
Sincerely,

James R. Murphy
Chairman of the Board
ADDITIONAL INFORMATION AND WHERE TO FIND IT
     CPEX has filed with the Securities and Exchange Commission (the “SEC”) and furnished to its stockholders a definitive proxy statement in connection with the proposed transaction with FCB (the “Definitive Proxy Statement”). This communication may be deemed to be solicitation material in respect of the merger with FCB. Investors and security holders of CPEX are urged to read the Definitive Proxy Statement and the other relevant materials (when they become available) because such materials will contain important information about CPEX and the proposed transaction with FCB. The Definitive Proxy Statement and other relevant materials (when they become available), and any and all other documents filed by CPEX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents CPEX files with the SEC by directing a written request to CPEX Pharmaceuticals, Inc., 2 Holland Way, Exeter, NH 03833, Attention: Chief Financial Officer. Copies of CPEX’s filings with the SEC may also be obtained at the “Investors” section of CPEX’s website at www.cpexpharm.com/investor.htm.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION WITH FCB.
     CPEX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of CPEX in connection with the proposed transaction with FCB. Information about those directors and executive officers of CPEX, including their ownership of CPEX securities, is set forth in the Definitive Proxy Statement (filed with the SEC on February 4, 2011) and in the proxy statement for CPEX’s 2010 Annual Meeting of Stockholders (filed with the SEC on April 9, 2010), as supplemented by other CPEX filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of CPEX and its directors and executive officers in the proposed transaction with FCB by reading the proxy statements and other public filings referred to above.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to: the proposed transaction with FCB; the actions, interests, analyses and propositions of Mangrove and Nathaniel August; the risks associated with and sales of Testim®; the performance of CPEX; the benefits of the proposed transaction with FCB and such other risks and uncertainties as are detailed in the Definitive Proxy Statement, CPEX’s Annual Report on Form 10-K filed with the SEC on March 29, 2010, and in the other reports that CPEX periodically files with the SEC. Copies of CPEX’s filings with the SEC may be obtained by the methods described above. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.
     The statements in this document reflect the expectations and beliefs of CPEX’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change. CPEX undertakes no obligation to update or revise these statements, except as may be required by law. These forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions, including the proposed transaction with FCB, that may be undertaken. These forward-looking statements should not be relied upon as representing CPEX’s views as of any date after the date of this document.

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The letter above was first released to stockholders on March 2, 2011